Exhibit II

to

Schedule 13G

Joint Filing Agreement

The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G dated November 14, 2024 in connection with their beneficial ownership of Eaton Vance Short Duration Diversified Income Fund. Ameriprise Financial Services, LLC authorizes Ameriprise Financial, Inc. to execute the Schedule 13G to which this Exhibit is attached and make any necessary amendments thereto.

Ameriprise Financial, Inc.

By:	/s/ Michael G. Clarke
Name: Michael G. Clarke
Title: Senior Vice President, North America Head of Operations & Investor Services

Ameriprise Financial Services, LLC

By:	/s/ Brett Flansburg
Name: Brett Flansburg
Title: Vice President Compliance